                        NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES

                                                    Consolidated Statements of Income

                                                                      (Unaudited)

Three Months Ended	Years Ended
December 31,	December 31,
2009	2008	2009	2008
($ in millions, except per share amounts)

Railway operating revenues:
Coal (note 1)	$580	$798	$2,264	$3,111
General merchandise	1,119	1,224	4,175	5,492
Intermodal	407	480	1,530	2,058
Total railway operating revenues	2,106	2,502	7,969	10,661

Railway operating expenses:
Compensation and benefits (note 2)	613	609	2,401	2,684
Purchased services and rents	362	405	1,403	1,599
Fuel	221	269	725	1,638
Depreciation	213	206	837	804
Materials and other (note 3)	148	200	641	852
Total railway operating expenses	1,557	1,689	6,007	7,577

Income from railway operations	549	813	1,962	3,084

Other income - net	37	18	127	110
Interest expense on debt	119	112	467	444

Income before income taxes	467	719	1,622	2,750

Provision for income taxes:
Current	(5)	158	250	744
Deferred	165	109	338	290
Total income taxes	160	267	588	1,034

Net income	$307	$452	$1,034	$1,716

Earnings per share (note 4):
Basic	$0.83	$1.23	$2.79	$4.58
Diluted	$0.82	$1.21	$2.76	$4.52

Weighted average shares outstanding (millions) (notes 4 & 5):
Basic	367.9	365.8	367.1	372.3
Diluted	373.3	372.4	372.1	380.0
See accompanying notes to consolidated financial statements.
Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
As of December 31,
2009	2008
($ in millions)
Assets
Current assets:
Cash and cash equivalents	$996	$618
Short-term investments	90	-
Accounts receivable - net	766	870
Materials and supplies	164	194
Deferred income taxes	142	149
Other current assets	88	168
Total current assets	2,246	1,999

Investments	2,164	1,779
Properties less accumulated depreciation	22,643	22,247
Other assets	316	272
Total assets	$27,369	$26,297

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$974	$1,140
Short-term debt	100	-
Income and other taxes	109	261
Other current liabilities	232	220
Current maturities of long-term debt	374	484
Total current liabilities	1,789	2,105

Long-term debt	6,679	6,183
Other liabilities	1,801	2,030
Deferred income taxes	6,747	6,372
Total liabilities	17,016	16,690

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 369,019,990 and 366,233,106 shares, respectively, net of treasury shares	370	368
Additional paid-in capital	1,809	1,680
Accumulated other comprehensive loss	(853)	(942)
Retained income	9,027	8,501
Total stockholders' equity	10,353	9,607

Total liabilities and stockholders' equity	$27,369	$26,297

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Years Ended December 31,
	2009	2008
	($ in millions)
Cash flows from operating activities:
Net income	$1,034	$1,716
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	845	815
Deferred income taxes	338	290
Gains and losses on properties	(18)	(29)
Changes in assets and liabilities affecting operations:
Accounts receivable	63	269
Materials and supplies	30	(18)
Other current assets	72	(8)
Current liabilities other than debt	(365)	(262)
Other - net	(139)	(58)
Net cash provided by operating activities	1,860	2,715

Cash flows from investing activities:
Property additions	(1,299)	(1,558)
Property sales and other transactions	84	109
Investments, including short-term	(266)	(86)
Investment sales and other transactions	30	307
Net cash used in investing activities	(1,451)	(1,228)

Cash flows from financing activities:
Dividends	(500)	(456)
Common stock issued - net	66	229
Purchase and retirement of common stock (note 5)	-	(1,128)
Proceeds from borrowings - net	1,090	1,425
Debt repayments	(687)	(1,145)
Net cash used in financing activities	(31)	(1,075)

Net increase in cash and cash equivalents	378	412

Cash and cash equivalents:
At beginning of year	618	206

At end of year	$996	$618

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$458	$421
Income taxes (net of refunds)	$381	$615

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.   Coal Revenues

2008 includes $22 million related to a coal customer's 2008 contracted volume shortfall and a nonrecurring effect related to the implementation of NS' new export coal billing system.

2.   Labor Agreement

2008 includes $31 million for lump-sum payments (including payroll taxes) due under a new labor agreement with the Brotherhood of Locomotive Engineers and Trainmen (BLET).

3.   Materials and Other

2009 includes a $21 million favorable adjustment related to settlement of a multi-year state tax dispute.

4.   Earnings Per Share

In the first quarter of 2009, NS adopted the provisions of the Financial Accounting Standards Board Staff Position (FSP) EITF No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" (Accounting Standards Codification (ASC) 260-10), which requires the treatment of unvested stock options receiving dividend equivalents as participating securities in computing earnings per share under the two-class method.  NS has retrospectively applied the provisions of this FSP.  Accordingly, for basic earnings per share, income available to common stockholders for the fourth quarter 2009 and 2008 reflects a $2 million reduction, and for the years 2009 and 2008 an $8 million and $9 million reduction, respectively, from net income for the effect of dividend equivalent payments made to holders of stock options.  In addition, for the fourth quarter and year 2009, diluted earnings per share was calculated under the more dilutive two-class method (as compared to the treasury stock method) and income available to common stockholders reflects a $2 million and $8 million reduction, respectively, from net income for dividend equivalent payments.

5.   Stock Repurchase Program

In March 2007, NS' Board of Directors amended the stock repurchase program that was authorized in November 2005 so as to increase the number of shares of NS common stock that may be repurchased from 50 million to 75 million.  In addition, the term of the program was shortened from December 31, 2015 to December 31, 2010.  During 2009, NS did not repurchase any shares of common stock.  Since inception of the stock repurchase program in 2006, NS has repurchased and retired 64.7 million shares at a total cost of $3.3 billion.